UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by George Perlegos on March 15, 2007.

Investor Contacts: MacKenzie Partners, Inc. Dan Burch/Larry Dennedy 1-800-322-2885	Media Contacts: Sard Verbinnen & Co Hugh Burns/Lesley Bogdanow: 212-687-8080 Andrew Cole: 415-618-8750

GEORGE PERLEGOS CALLS SPECIAL SHAREHOLDER MEETING
TO REPLACE FIVE CURRENT ATMEL DIRECTORS

Will Nominate Slate of Highly Qualified and Independent Nominees
to Strengthen Board and Increase Shareholder Value

Platform Will Include Plan to Focus Atmel on Core Strengths
and Conduct Search for New CEO

San Jose, Calif., March 15, 2007 – George Perlegos, a founder and the former President, Chief Executive Officer and Chairman of Atmel Corporation (Nasdaq: ATML), today announced that the Court of Chancery for the State of Delaware has approved his request to call a Special Meeting of Atmel Shareholders, at which he will nominate a slate of five highly qualified and independent individuals to serve on the Atmel Board of Directors. Mr. Perlegos plans to file a preliminary proxy statement with the Securities and Exchange Commission within the next two weeks that will set forth the board nominees and provide additional detail on a plan to increase shareholder value at Atmel. The Special Meeting is scheduled to be held on May 18 for shareholders of record as of April 5, 2007.

Mr. Perlegos stated, “As one of Atmel’s largest shareholders, I am concerned that the current board and management have undertaken a series of entrenching, self-enriching and value-eroding actions. Current management has overseen a deterioration in the company’s financial performance while failing to make the fundamental changes necessary to refocus and restructure the business and position the company for long-term growth.”

He continued, “I intend to nominate five highly qualified and independent individuals. Once elected, they will work with urgency to implement a plan to reposition Atmel by focusing on its core strengths in microcontrollers and hire a new CEO to revitalize the management team.”

Mr. Perlegos will not nominate himself for a board seat. Should the slate be elected, Mr. Perlegos said he would be willing to serve as CEO on an interim basis while the company conducts a search for a new CEO.

Mr. Perlegos led Atmel from its inception in 1984 until August 2006. He beneficially owns approximately 5.3% of Atmel’s outstanding shares. In comparison, the Atmel directors whom Mr. Perlegos seeks to replace own less than 0.01% of Atmel’s outstanding shares in the aggregate, based on public filings. Mr. Perlegos is seeking the removal of the following current directors of Atmel: Pierre Fougere, Dr. Chaiho Kim, Steven Laub, David Sugishita and T. Peter Thomas.

Latham & Watkins LLP and Potter Anderson & Corroon LLP are acting as legal counsel to Mr. Perlegos.

IMPORTANT INFORMATION

George Perlegos intends to file with the Securities and Exchange Commission a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with a Special Meeting of Shareholders of Atmel Corporation on May 18. Atmel Corporation shareholders are strongly advised to read that proxy statement when it becomes available because it will contain important information. A definitive proxy statement and a form of proxy will be mailed to Atmel Corporation shareholders and will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION REGARDING THE PARTICIPANTS

George Perlegos is a founder of Atmel Corporation. He served as President, Chief Executive Officer and Chairman of the Board of Atmel Corporation from December 1984 until August 2006.

George Perlegos is the beneficial owner of 25,871,908 shares of common stock in Atmel Corporation, representing approximately 5.3% of the outstanding shares, based upon the 486,797,048 shares of common stock reported by Atmel Corporation to be outstanding as of April 20, 2006 in its Quarterly Report on Form 10-Q filed with the SEC on May 5, 2006.

George Perlegos and the nominees, once identified, will be the participants in the solicitation of proxies. Mr. Perlegos may seek reimbursement from Atmel Corporation of the expenses he incurs in connection with his solicitation of proxies for the special meeting.

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